EXHIBIT 77C


The shareholders of Delaware Diversified
Income Fund (the "Trust") voted on the
following proposals at the special meeting of shareholders on March 23, 2005 or as adjourned. The description of each proposal and number of shares voted are as follows:

To elect the 9 nominees specified as
Trustees:

Shares Voted For
Shares Voted Withheld Authority

Thomas L. Bennett
27,617,810
685,665

Jude T. Driscoll
27,623,017
680,458

John A. Fry
27,611,272
692,203

Anthony D. Knerr
27,618,835
684,640

Lucinda S. Landreth
27,620,603
682,872

Ann R. Leven
27,616,434
687,041

Thomas F. Madison
27,613,704
689,771

Janet L. Yeomans
27,634,026
669,449

J. Richard Zecher
27,616,267
687,208
2. To approve the use of a "manager of
managers" structure whereby the investment manager of the Fund will be able to hire and replace subadvisers without shareholder approval.

For
Against
Abstain
Broker Non-Votes

Delaware Diversified Income Fund
21,290,949
946,079
714,564
5,351


The shareholders of Delaware U.S. Growth
Fund (the "Fund") voted on the
following proposals at the special meeting of shareholders on March 23, 2005 or as adjourned. The description of each proposal and number of shares voted are as follows:

1. To elect a Board of Trustees for the Fund.

Shares Voted For
Shares Voted Withheld Authority

Thomas L. Bennett
4,002,628
156,099

Jude T. Driscoll
4,005,004
153,723

John A. Fry
4,004,484
154,243

Anthony D. Knerr
4,005,379
153,348

Lucinda S. Landreth
4,004,940
153,788

Ann R. Leven
4,004,195
154,533

Thomas F. Madison
4,001,660
157,067

Janet L. Yeomans
4,005,850
152,878

J. Richard Zecher
4,003,551
155,177


2. To approve the use of a "manager of
managers" structure whereby the investment manager of the Fund will be able to hire and replace subadvisers without shareholder approval.


For
Against
Abstain
Broker Non-Votes

Delaware U.S. Growth Fund
3,113,265
252,018
135,149
658,295







..